EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Organic Loan Growth of 7.58% for the Quarter Ended June 30, 2018 in Addition to the Completion of the Acquisition of Bay Bancorp, Inc.

BOWIE, Md., July 24, 2018 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (Nasdaq:OLBK), the parent company of Old Line Bank (the “Bank”), reports net income available to common stockholders decreased $1.2 million, or 31.33%, to $2.7 million for the three months ended June 30, 2018, compared to $4.0 million for the three month period ended June 30, 2017.  Earnings were $0.17 per basic and diluted common share for the three months ended June 30, 2018, compared to $0.36 per basic and diluted common share for the three months ended June 30, 2017.  The decrease in net income for the second quarter of 2018 as compared to the same 2017 period is primarily the result of an increase of $11.1 million in non-interest expense, offsetting the increases of $9.1 million in net interest income and $1.2 million in non-interest income.  Net income included $7.1 million ($6.2 million net of taxes) in merger-related expenses (or $0.38 per basic and $0.37 per diluted common share) in connection with the Company’s acquisition of Bay Bancorp, Inc. (“BYBK”), the former parent company of Bay Bank, FSB (“Bay”), in April 2018.

Excluding the merger-related expenses, adjusted operating earnings, which is a non-GAAP financial measure, for the three months ended June 30, 2018 would have been $8.9 million, or $0.55 per basic and $0.54 per diluted common share, a 124.09% increase over the three month period ended June 30, 2017.

Our efficiency ratio stood at 79.55% for the three months ended June 30, 2018.  Exclusive of the merger-related expenses, the adjusted efficiency ratio (a non-GAAP financial measure) improved to 52.67% for the three months ended June 30, 2018 compared to 61.11% for the same three month period last year.

Net income available to common stockholders was $8.8 million for the six months ended June 30, 2018, compared to $7.9 million for the same period last year, an increase of $848 thousand, or 10.67%.  Earnings were $0.61 per basic and $0.60 per diluted common share for the six months ended June 30, 2018, compared to $0.73 per basic and $0.71 per diluted common share for the same period last year.  The increase in net income is primarily the result of increases of $12.6 million, or 44.26%, in net interest income and $1.1 million in non-interest income, partially offset by a $12.6 million increase in non-interest expenses.  Included in net income for the 2018 period was $7.1 million ($6.2 million net of taxes, or $0.43 per basic and $0.42 per diluted common share) for merger-related expenses associated with the acquisition of BYBK as discussed above.

Excluding the merger-related expenses, adjusted operating earnings (which is a non-GAAP financial measure) for the six months ended June 30, 2018 would have been $15.0 million or $1.04 per basic and $1.02 per diluted common share, a 88.34% increase over the six month period ended June 30, 2017.

Our efficiency ratio stood at 69.76% for the six months ended June 30, 2018.  Exclusive of the merger-related expenses, the adjusted efficiency ratio (a non-GAAP financial measure) improved to 54.26% for the six months ended June 30, 2018 compared to 60.32% for the same six month period last year.

Net interest income increased during each of the three and six month periods ended June 30, 2018 compared to the same periods last year primarily as a result of increases in interest income and fees on loans driven by an increase in net loans held for investment, partially offset by increases in interest expense.  Non-interest expense increased in both periods compared to 2017 primarily due to $7.1 million in merger-related expenses, as noted above, but additionally, salaries and benefits and occupancy expense increased as a result of the additional staff and the new branches that we acquired upon our acquisitions of DCB Bancshares, Inc. (“DCBB”), the former parent company of Damascus Community Bank (“DCB”), in July 2017 and BYBK in April 2018.

As of June 30, 2018, the Company had total assets of approximately $2.9 billion, net loans of approximately $2.3 billion and deposits of approximately $2.2 billion.

Net loans held for investment at June 30, 2018 increased $651.5 million, or 38.40%, compared to December 31, 2017 and $591.2 million, or 33.66%, compared to March 31, 2018.  Net loans held for investment includes loans that were acquired in the BYBK acquisition of approximately $507 million at June 30, 2018.  Organic loan growth during the three and six months ended June 30, 2018 was approximately $108.7 million, or 7.58%, and $188.5 million, or 13.92%, respectively.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “We are pleased to report the BYBK merger was successful and with the dedication and teamwork of personnel of Old Line Bank and the former BYBK, the two core processing systems were merged on June 1, 2018.  As anticipated, merger and acquisition expenses we incurred during the second quarter due to the BYBK acquisition negatively impacted our second quarter and six month earnings.  We had an outstanding second quarter with an organic increase in gross loans of $108.7 million or 7.58%.  We believe the Company is positioned well for future growth.”

HIGHLIGHTS:

  The merger with BYBK became effective on April 13, 2018, resulting in total assets of $2.9 billion at June 30, 2018.

  Net loans held for investment increased $591.2 million and $651.5 million, respectively, during the three and six month periods ended June 30, 2018, to $2.3 billion at June 30, 2018 from $1.7 billion at December 31, 2017 and $1.8 billion at March 31, 2018.

  Average gross loans increased $821.6 million, or 57.06%, and $581.3 million, or 41.19%, respectively, during the three and six month periods ended June 30, 2018, to $2.3 billion and $2.0 billion, respectively, during the three and six months ended June 30, 2018, from $1.4 billion during each of the three and six months ended June 30, 2017.

  Nonperforming assets increased slightly to 0.19% of total assets compared to 0.18% at December 31, 2017.

  The net interest margin during the three months ended June 30, 2018 was 3.80% compared to 3.60% for the same period in 2017.  Total yield on interest earning assets increased to 4.58% for the three months ended June 30, 2018, compared to 4.28% for the same period last year.  Interest expense as a percentage of total interest-bearing liabilities was 1.08% for the three months ended June 30, 2018 compared to 0.90% for the same period of 2017.

  The net interest margin during the six months ended June 30, 2018 was 3.78% compared to 3.66% for the same period in 2017.  Total yield on interest earning assets increased to 4.55% for the six months ended June 30, 2018, compared to 4.32% for the same period last year.  Interest expense as a percentage of total interest-bearing liabilities was 1.06% for the six months ended June 30, 2018 compared to 0.86% for the same period of 2017.

  Return on average assets (“ROAA”) and return on average equity (“ROAE”) were 0.39% and 3.13%, respectively, for the three months ended June 30, 2018, compared to ROAA and ROAE of 0.89% and 9.37%, respectively, for the three months ended June 30, 2017. Excluding the merger-related expenses (non-GAAP), ROAA and ROAE would have been 1.28% and 10.22%, respectively, for the second quarter of 2018.

  ROAA and ROAE were 0.72% and 6.27%, respectively, for the six months ended June 30, 2018, compared to ROAA and ROAE of 0.91% and 9.50%, respectively, for the six months ended June 30, 2017.  Excluding the merger-related expenses (non-GAAP), ROAA and ROAE would have been 1.23% and 10.65%, respectively, for the six months ended June 30, 2018.

  The non-GAAP efficiency ratio was 52.67% and 54.26%, respectively, for the three and six months ended June 30, 2018 compared to 61.11% and 60.32% for the same periods of 2017.

  Total assets increased $827.8 million, or 39.31%, since December 31, 2017.

  Total deposits grew by $554.8 million, or 33.56%, since December 31, 2017.  The BYBK acquisition provided approximately $541.4 million in deposits while new organic deposits were approximately $13.4 million for the six months ended June 30, 2018.

  We ended the second quarter of 2018 with a book value of $20.93 per common share and a tangible book value of $14.39 per common share compared to $16.61 and $14.10, respectively, at December 31, 2017.

  We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

Total assets at June 30, 2018 increased $827.8 million from December 31, 2017 primarily due to increases of $651.5 million in loans held for investment, $69.3 million in goodwill, $31.3 million in cash and cash equivalents, and $29.6 million in loans held for sale.  This increase includes assets of approximately $662.5 million at June 30, 2018 that we acquired in the BYBK merger.

Average interest earning assets increased $850.9 million for the three month period ended June 30, 2018 compared to the same period of 2017.  The average yield on such assets was 4.58% for the three months ended June 30, 2018 compared to 4.28% for the comparable 2017 period.  The increase in the average yield is primarily the result of higher yields on our investment securities available for sale and on our loans held for investment.  Average interest bearing liabilities increased $558.8 million for the three month period ended June 30, 2018 compared to the same period of 2017, primarily as a result of the liabilities we acquired in the BYBK acquisition.  The average rate paid on such liabilities increased to 1.08% for the three month period ended June 30, 2018 compared to 0.90% for the same period in 2017 due to higher rates paid on both interest bearing deposits and borrowings.

Average interest earning assets increased $602.3 million for the six month period ended June 30, 2018 compared to the same period of 2017.  The average yield on such assets was 4.55% for the six months ended June 30, 2018 compared to 4.32% for the comparable 2017 period.  The increase in the yield on interest earning assets is the result of a higher yield on our investment portfolio and our loans held for investment.  Average interest-bearing liabilities increased $388.3 million for the six month period ended June 30, 2018 compared to the same period of 2017.  The average rate paid on such liabilities increased to 1.06% for the six month period ended June 30, 2018 compared to 0.86% for the same period in 2017, due to higher rates paid on both interest earning deposits and borrowings.

The net interest margin for the three months ended June 30, 2018 increased to 3.80% from 3.60% during the second quarter of 2017.  The net interest margin for the six months ended June 30, 2018 increased to 3.78% from 3.66% during the same period last year.  The net interest margin increased during both periods due to an improvement in asset yields in addition to an increase in non-interest bearing deposits as a source of funding, partially offset by the increase in interest expense, primarily due to the interest paid on our borrowed funds.  The net interest margin during 2018 was also affected by the amount of accretion on acquired loans.  Accretion increased due to a higher amount of early payoffs on acquired loans with credit marks during the three and six months ended June 30, 2018 compared to the same periods of 2017.  The fair value accretion/amortization is recorded on pay-downs recognized during the periods, which contributed 18 and 13 basis points, respectively, for the three and six months ended June 30, 2018 compared to eight basis points for each of the three and six months ended June 30, 2017.

Net interest income increased $9.1 million, or 63.54%, and $12.6 million, or 44.26%, respectively, for the three and six month periods ended June 30, 2018 compared to the same periods of 2017, primarily due to increases in loan interest income resulting from increases in both the average balance of and yields on loans, partially offset by an increase in interest expense.  Interest expense increased due to increases in the both the average balance of and average interest rates on our deposits and borrowings.

The provision for loan losses increased $253 thousand and $208 thousand, respectively, for the three and six month periods ended June 30, 2018 compared to the same periods of 2017 due to the organic growth in the loan portfolio.

Non-interest income increased $1.2 million, or 59.75%, for the three month period ended June 30, 2018 compared to the same period of 2017, primarily as a result of income of $674 thousand from our new point of sale (“POS”) sponsorship program and increases of $441 thousand in other fees and commissions and $289 thousand in service charges on deposit accounts, partially offset by a decrease of $215 thousand in income on marketable loans.  Non-interest income increased $1.1 million, or 29.42%, for the six month period ended June 30, 2018 compared to the same period of 2017, primarily as a result of income of $674 thousand from our new POS sponsorship program and increases of $532 thousand in other fees and commissions and $453 thousand in service charges on deposit accounts, partially offset by a decrease of $427 thousand in income on marketable loans.  As a result of the BYBK acquisition, the Bank became a member of the POS network sponsorship program, which allows our customers to access several processing and settlement networks; when our customers use one of such network, the Bank receives a transaction fee from the network.  The increases in other fees and commissions are primarily the result of a one-time bonus on our annuity plan during the second quarter and increases in other loan fees.  The increases in service charges on deposits accounts are the result of increased income on bank debit cards due to the higher deposit base primarily as a result of the DCBB and BYBK acquisitions.  The decreases in income on marketable loans are the result of decreases in the volume of residential mortgage loans that we sold in the secondary market compared to the same periods of 2017.

Non-interest expense increased $11.1 million, or 112.27%, and $12.6 million, or 64.78%, respectively, for the three and six month periods ended June 30, 2018 compared to the same periods of 2017, primarily as a result of increases in merger and integration expense, salaries and benefits, occupancy and equipment, data processing, core deposit amortization and other operating expenses.  We incurred $7.1 million in merger and integration expenses during the 2018 periods due to the recent BYBK acquisition compared to no merger and integration expenses during the same periods last year. Salaries and benefits increased $2.2 million and $2.8 million, respectively, primarily as a result of the additional staff, and occupancy and equipment expenses increased $587 thousand and $914 thousand, respectively, primarily as a result of the new branches, that we acquired in the DCBB and BYBK acquisitions.  The increases in data processing expenses of $341 thousand during the three month period and $594 thousand during the six month period resulted from additional customer transactions due to growth, a larger customer base on which a fee is assessed, and new and enhanced products that increased the payments to our core processor.  Other operating expenses increased during both periods due to operating costs, such as telephone, office supplies, software expense, marketing and advertising, associated with the additional branches and staff.  Core deposit amortization increased as a result of the higher premiums resulting from the deposits we acquired in the DCBB and BYBK acquisitions.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. The Bank has 37 branches located in its primary market area of the suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Harford, Howard, Frederick, Montgomery, Prince George's and St. Mary's, and Baltimore City.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	June 30, 2018	March 31, 2018	December 31, 2017 (1)	September 30, 2017	June 30, 2017
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$61,684,888	$85,617,226	$33,562,652	$33,063,210	$25,025,269
Interest bearing accounts	3,845,419	2,687,988	1,354,870	1,017,257	1,136,343
Federal funds sold	928,337	200,366	256,589	383,737	302,970
Total cash and cash equivalents	66,458,644	88,505,580	35,174,111	34,464,204	26,464,582
Investment securities available for sale	209,941,534	210,353,788	218,352,558	213,664,342	198,372,453
Loans held for sale	34,037,532	3,934,086	4,404,294	2,729,060	6,615,208
Loans held for investment, less allowance for loan losses of $6,704,577 and $5,920,586 for June 30, 2018 and December 31, 2017	2,347,821,496	1,756,576,833	1,696,361,431	1,666,505,168	1,446,573,249
Equity securities at cost	14,854,746	7,782,847	8,977,747	7,277,746	9,972,744
Premises and equipment	43,719,013	40,991,968	41,173,810	42,074,857	36,999,988
Accrued interest receivable	7,715,123	5,310,151	5,476,230	4,946,823	4,144,803
Deferred income taxes	10,978,998	8,547,392	7,317,096	7,774,629	7,323,124
Bank owned life insurance	67,062,920	41,849,569	41,612,496	41,360,871	38,025,982
Annuity plan	6,276,320	5,981,809	5,981,809	-	-
Other real estate owned	2,357,947	1,799,598	2,003,998	2,003,998	2,895,893
Goodwill	94,403,635	25,083,675	25,083,675	25,083,675	9,786,357
Core deposit intangible	16,688,635	5,985,657	6,297,970	6,615,238	3,141,162
Other assets	11,059,118	8,008,664	7,396,227	6,738,435	4,001,391
Total assets	$2,933,375,661	$2,210,711,617	$2,105,613,452	$2,061,239,046	$1,794,316,936

Deposits
Non-interest bearing	$603,257,708	$572,119,981	$451,803,052	$436,645,881	$366,468,569
Interest bearing	1,604,420,214	1,213,584,463	1,201,100,317	1,217,988,749	1,012,960,448
Total deposits	2,207,677,922	1,785,704,444	1,652,903,369	1,654,634,630	1,379,429,017
Short term borrowings	314,676,164	161,477,872	192,611,971	152,179,112	203,781,308
Long term borrowings	38,238,670	38,172,653	38,106,930	38,040,618	37,974,308
Accrued interest payable	1,827,605	1,105,830	1,471,954	867,884	1,340,591
Supplemental executive retirement plan	6,057,063	5,975,159	5,893,255	5,823,391	5,753,527
Income taxes payable	-	4,182,749	2,157,375	864,260	1,357,159
Other liabilities	9,347,528	3,700,120	4,741,412	5,489,031	3,633,602
Total liabilities	2,577,824,952	2,000,318,827	1,897,886,266	1,857,898,926	1,633,269,512

Stockholders' equity
Common stock	169,889	125,667	125,083	124,675	109,561
Additional paid-in capital	294,042,951	149,691,736	148,882,865	148,351,881	107,333,216
Retained earnings	67,601,752	66,573,919	61,054,487	56,198,108	55,032,717
Accumulated other comprehensive loss	(6,263,883)	(5,998,532)	(2,335,249)	(1,334,544)	(1,428,070)
Total stockholders' equity	355,550,709	210,392,790	207,727,186	203,340,120	161,047,424
Total liabilities and
stockholders' equity	$2,933,375,661	$2,210,711,617	$2,105,613,452	$2,061,239,046	$1,794,316,936
Shares of basic common stock outstanding	16,988,883	12,566,696	12,508,332	12,467,518	10,956,130

(1) Financial information at December 31, 2017 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended June 30, 2018	Three Months Ended March 31, 2018	Three Months Ended December 31, 2017	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$26,448,728	$19,700,762	$18,979,170	$18,022,324	$15,765,250	$46,149,490	$31,130,904
Investment securities and other	1,719,989	1,623,577	1,452,644	1,469,478	1,288,521	3,343,566	2,558,201
Total interest income	28,168,717	21,324,339	20,431,814	19,491,802	17,053,771	49,493,056	33,689,105
Interest expense
Deposits	3,146,235	2,306,733	2,146,390	1,926,590	1,706,993	5,452,968	3,248,051
Borrowed funds	1,714,250	1,334,831	1,057,846	1,092,736	1,094,133	3,049,081	2,027,020
Total interest expense	4,860,485	3,641,564	3,204,236	3,019,326	2,801,126	8,502,049	5,275,071
Net interest income	23,308,232	17,682,775	17,227,578	16,472,476	14,252,645	40,991,007	28,414,034
Provision for loan losses	532,257	394,896	100,000	135,701	278,916	927,153	719,407
Net interest income after provision for loan losses	22,775,975	17,287,879	17,127,578	16,336,775	13,973,729	40,063,854	27,694,627
Non-interest income
Service charges on deposit accounts	722,879	576,584	593,641	542,909	434,272	1,299,463	846,431
POS sponsorship program	673,502	-	-	-	-	673,502	-
Gain on sales or calls of investment securities	-	-	-	-	19,581	-	35,258
Earnings on bank owned life insurance	461,056	292,936	306,355	297,656	282,100	753,992	563,456
Gains (losses) on disposal of assets	-	14,366	(46,400)	7,469	-	14,366	112,594
Loss on sale of stock	(60,998)	-	-	-	-	(60,998)	-
Gain on sale of loans	-	-	-	-	94,714	-	94,714
Income on marketable loans	511,879	418,472	479,588	482,641	726,647	930,351	1,357,577
Other fees and commissions	879,733	492,663	465,697	820,696	438,305	1,372,396	840,323
Total non-interest income	3,188,051	1,795,021	1,798,881	2,151,371	1,995,619	4,983,072	3,850,353
Non-interest expense
Salaries & employee benefits	7,201,335	5,485,450	5,267,469	5,365,890	5,050,635	12,686,785	9,918,166
Occupancy & equipment	2,242,640	1,980,401	1,936,420	1,828,593	1,655,270	4,223,041	3,308,683
Data processing	702,182	609,639	510,073	443,453	361,546	1,311,821	718,194
Merger and integration	7,121,802	-	-	3,985,514	-	7,121,802	-
Core deposit amortization	540,737	312,313	317,268	272,354	181,357	853,050	379,258
(Gains) losses on sales of other real estate owned	41,956	12,516	-	4,100	-	54,472	(17,689)
OREO expense	27,995	184,994	45,224	200,959	27,634	212,989	55,211
Other operating	3,198,759	2,406,646	2,664,559	2,539,590	2,653,009	5,605,405	5,099,758
Total non-interest expense	21,077,406	10,991,959	10,741,013	14,640,453	9,929,451	32,069,365	19,461,581

Income before income taxes	4,886,620	8,090,941	8,185,446	3,847,693	6,039,897	12,977,561	12,083,399
Income tax expense	2,160,787	2,025,759	2,328,011	1,684,505	2,070,488	4,186,546	4,140,208
Net income available to common stockholders	$2,725,833	$6,065,182	$5,857,435	$2,163,188	$3,969,409	$8,791,015	$7,943,191
Earnings per basic share	$0.17	$0.48	$0.47	$0.18	$0.36	$0.61	$0.73
Earnings per diluted share	$0.17	$0.48	$0.46	$0.18	$0.36	$0.60	$0.71
Adjusted per basic share (non-GAAP)	$0.55	$-	$-	$0.42	$-	$1.04	$-
Adjusted per diluted share (non-GAAP)	$0.54	$-	$-	$0.42	$-	$1.02	$-
Dividend per common share	$0.10	$0.08	$0.08	$0.08	$0.08	$0.18	$0.16
Average number of basic shares	16,249,625	12,544,266	12,483,692	11,969,536	10,951,464	14,407,182	10,938,892
Average number of dilutive shares	16,464,580	12,743,282	12,696,087	12,172,868	11,165,814	14,620,030	11,152,901
Return on Average Assets	0.39%	1.16%	1.12%	0.43%	0.89%	0.72%	0.90%
Return on Average Equity	3.13%	11.36%	11.09%	4.26%	9.37%	6.27%	9.50%
Operating Efficiency (1)	79.55%	56.43%	56.45%	78.52%	61.11%	69.76%	60.32%

(1) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

RECONCILIATION OF NON-GAAP MEASURES

As the magnitude of merger-related expenses during the periods set forth below distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance measures excluding the effect of the merger-related expenses during the three and six month periods ended June 30, 2018.  We believe this information is important to enable stockholders and other interested parties to assess the adjusted operational performance of the Company.

Reconciliation of Non-GAAP measures (Unaudited)	Three Months ending June 30, 2018	Six Months ending June 30, 2018
Net Income (GAAP)	$2,725,833	$8,791,015
Merger-related expenses, net of tax	6,169,365	6,169,365
Operating net income (non-GAAP)	$8,895,198	$14,960,380

Net income available to common shareholders	$2,725,833	$8,791,015
Merger-related expenses, net of tax	6,169,365	6,169,365
Operating earnings (non-GAAP)	$8,895,198	$14,960,380

Earnings per weighted average common shares, basic (GAAP)	$0.17	$0.61
Meger-related expenses, net of tax	0.38	0.43
Operating earnings per weighted average common share basic (non GAAP)	$0.55	$1.04

Earnings per weighted average common shares, diluted (GAAP)	$0.17	$0.60
Meger-related expenses, net of tax	0.37	0.42
Operating earnings per weighted average common share basic (non-GAAP)	$0.54	$1.02

Summary Operating Results (non-GAAP)
Noninterest expense (GAAP)	$21,077,406	$32,069,365
Merger-related expenses, gross	7,121,802	7,121,802
Operating noninterest expense (non-GAAP)	13,955,604	$24,947,563

Operating efficiency ratio (non-GAAP)	52.67%	54.26%

Operating noninterest expense as a % of average assets	0.50%	1.01%

Return on average assets
Net income	$2,725,833	$8,791,015
Merger-related expenses, net of tax	6,169,365	6,169,365
Operating net income (non-GAAP)	$8,895,198	$14,960,380

Adjusted Return of Average Assets
Return on average assets (GAAP)	0.39	0.72
Effect to adjust for merger-related expenses, net of tax	0.89	0.51
Adjusted return on average assets	1.28%	1.23%

Return on average common equity
Net income available to common shareholders	$2,725,833	$8,791,015
Merger-related expenses, net of tax	6,169,365	6,169,365
Operating earnings (non-GAAP)	$8,895,198	$14,960,380

Adjusted Return on Average Equity
Return on Average Equity (GAAP)	3.13	6.26
Effect to adjust for merger-related expenses, net of tax	7.09	4.39
Adjusted return on average common equity (non-GAAP)	10.22%	10.65%

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	6/30/2018		3/31/2018		12/31/2017		9/30/2017		6/30/2017

	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$8,795,004	1.53%	$2,003,369	1.47%	$1,751,234	1.30%	$2,388,171	1.25%	$1,474,693	1.19%
Investment Securities (2)	235,854,989	3.19%	229,456,764	3.15%	225,504,844	3.04%	223,733,565	3.07%	213,284,562	2.88%
Loans	2,261,479,332	4.72%	1,720,721,476	4.69%	1,674,725,155	4.56%	1,600,429,497	4.54%	1,439,841,120	4.47%
Allowance for Loan Losses	(6,363,239)		(5,973,556)		(5,893,906)		(5,956,956)		(5,780,277)
Total Loans
Net of allowance	2,255,116,093	4.74%	1,714,747,920	4.70%	1,668,831,249	4.58%	1,594,472,541	4.56%	1,434,060,843	4.49%
Total interest-earning assets	2,499,766,086	4.58%	1,946,208,053	4.52%	1,896,087,327	4.39%	1,820,594,277	4.37%	1,648,820,098	4.28%
Noninterest bearing cash	47,014,071		36,844,268		36,504,676		38,671,275		29,113,718
Goodwill and Intangibles	100,901,255		31,272,865		31,587,482		26,317,526		13,045,098
Premises and Equipment	43,592,991		41,088,624		41,956,286		40,923,913		37,054,746
Other Assets	98,152,802		69,837,318		63,412,181		67,286,798		62,896,269
Total Assets	$2,789,427,205		$2,125,251,128		$2,069,547,952		$1,993,793,789		$1,790,929,929

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,522,249,880	0.83%	$1,200,931,980	0.78%	$1,209,362,167	0.70%	$1,142,438,456	0.67%	$1,010,826,579	0.68%
Borrowed Funds	288,666,185	2.38%	235,924,800	2.29%	186,472,353	2.25%	207,268,687	2.09%	241,256,198	1.82%
Total interest-bearing liabilities	1,810,916,065	1.08%	1,436,856,780	1.03%	1,395,834,520	0.91%	1,349,707,143	0.89%	1,252,082,777	0.90%
Noninterest bearing deposits	615,780,315		457,850,993		450,655,820		430,325,956		357,709,853
	2,426,696,380		1,894,707,773		1,846,490,340		1,780,033,099		1,609,792,630

Other Liabilities	13,536,574		13,931,983		13,450,844		12,465,862		11,261,452
Stockholder's Equity	349,194,251		216,611,372		209,606,768		201,294,828		169,875,847
Total Liabilities and Stockholder's Equity	$2,789,427,205		$2,125,251,128		$2,069,547,952		$1,993,793,789		$1,790,929,929

Net interest spread		3.50%		3.49%		3.48%		3.48%		3.38%

Net interest income and
Net interest margin(1)	$23,659,244	3.80%	$18,033,758	3.76%	$17,793,020	3.72%	$17,025,836	3.71%	$14,783,859	3.60%

(1)	Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
(2)	Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ended June 30, 2018 and 2017.  Fair value accretion for the current quarter and prior four quarters are as follows:

	6/30/2018		3/31/2018		12/31/2017		9/30/2017		6/30/2017
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$209,819	0.03%	$47,705	0.01%	$43,318	0.01%	$28,420	0.01%	$(6,028)	(0.00)%
Mortgage loans (1)	752,461	0.12	78,188	0.02	(10,675)	(0.00)	159,941	0.03	302,687	0.07
Consumer loans	126,575	0.02	97,544	0.02	106,269	0.02	57,514	0.01	5,038	0.00
Interest bearing deposits	70,178	0.01	80,886	0.02	95,755	0.02	88,766	0.02	29,538	0.01

Total Fair Value Accretion	$1,159,033	0.18%	$304,323	0.07%	$234,667	0.05%	$334,641	0.07%	$331,235	0.08%

(1) Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	6/30/2018		3/31/2018		12/31/2017		9/30/2017		6/30/2017
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$23,308,232	3.74%	$17,682,775	3.68%	$17,227,578	3.60%	$16,472,476	3.59%	$14,252,645	3.47%
Tax equivalent adjustment
Federal funds sold	80	0.00	36	0.00	31	0.00	177	0.00	25	0.00
Investment securities	161,340	0.03	160,911	0.04	275,685	0.06	267,376	0.06	245,539	0.06
Loans	189,592	0.03	190,036	0.04	289,726	0.06	285,807	0.06	285,650	0.07
Total tax equivalent adjustment	351,012	0.06	350,983	0.08	565,442	0.12	553,360	0.12	531,214	0.13
Tax equivalent interest yield	$23,659,244	3.80%	$18,033,758	3.76%	$17,793,020	3.72%	$17,025,836	3.71%	$14,783,859	3.60%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Legacy Loans(1)
Period end loan balance	$1,543,113	$1,434,375	$1,354,573	$1,304,530	$1,285,819
Deferred costs	2,364	2,374	2,013	1,807	1,679
Accruing	1,542,371	1,433,907	1,352,407	1,299,139	1,279,091
Non-accrual	742	468	474	686	659
Accruing 30-89 days past due	4,565	4,587	1,692	4,705	6,050
Accruing 90 or more days past due	178	-	-	-	19
Allowance for loan losses	6,444	6,075	5,739	5,634	5,807
Other real estate owned	-	425	425	425	747
Net charge offs (recoveries)	(3)	(2)	(2)	198	(21)

Acquired Loans(2)
Period end loan balance	$809,049	$326,085	$345,696	$365,984	$164,986
Accruing	807,241	324,787	338,914	360,858	160,608
Non-accrual(3)	1,808	1,298	1,291	1,214	1,237
Accruing 30-89 days past due	13,770	4,932	5,375	3,900	3,138
Accruing 90 or more days past due	361	330	116	107	3
Allowance for loan losses	260	182	182	182	105
Other real estate owned	2,358	1,375	1,579	1,579	2,149
Net charge offs (recoveries)	88	60	(2)	33	(2)

Allowance for loan losses as % of held for investment loans	0.29%	0.36%	0.35%	0.35%	0.41%
Allowance for loan losses as % of legacy held for investment loans	0.43%	0.42%	0.42%	0.43%	0.45%
Allowance for loan losses as % of acquired held for investment loans	0.03%	0.06%	0.05%	0.05%	0.06%
Total non-performing loans as a % of held for investment loans	0.13%	0.12%	0.11%	0.12%	0.13%
Total non-performing assets as a % of total assets	0.19%	0.18%	0.18%	0.19%	0.27%

(1)	Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015, July 28, 2017 and April 13, 2018.
(2)	Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015, from Regal Bank & Trust, on July 28, 2017 from DCB, and on April 13, 2018 from Bay. We originally recorded these loans at fair value upon acquisition.
(3)	These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.

OLD LINE BANCSHARES, INC.
CONTACT: ELISE HUBBARD
CHIEF FINANCIAL OFFICER
(301) 430-2560